                                                         Free Writing Prospectus

                                                      Filed Pursuant to Rule 433

                                                  Registration No. 333-130789-04

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-----Original Message-----
From: [Identifying Information Redacted]
Sent: Wednesday, March 07, 2007 8:48 AM
Subject: BSCMS 2007-PWR15 ** CLASSES SUBJECT ** (External)

** BSCMS 2007-PWR15 **  $2.8Bn Fixed Rate CMBS Co-Lead Bookrunning
Managers: Morgan Stanley, Bear Stearns Rating Agencies: Moody's, S&P

Structure:
 CL        SIZE($MM)      MDYS/S&P        C/E      A/L   PRIN WIN  PX GUIDE
 A1           85.7         Aaa/AAA              ***  NOT OFFERED  ***
 A2          254.0         Aaa/AAA      30.000%   4.92    59-60     S+19A
SUBJECT
 A3           71.8         Aaa/AAA      30.000%   6.80    81-83     S+27A
SUBJECT
 AAB         101.5         Aaa/AAA      30.000%   7.28    60-112    S+27A
1.2x
 A4        [1145.2]        Aaa/AAA      30.000%   9.71   112-119    S+26-27
SUBJECT
 A1A         306.8         Aaa/AAA              ***  NOT OFFERED  ***
 AM         [280.7]        Aaa/AAA      20.000%   9.87   119-119    S+30A
SUBJECT
 AJ         [242.1]        Aaa/AAA      11.375%   9.87   119-120    S+33A
SUBJECT
*A4-FL      [     ]        Aaa/AAA      30.000%   9.71   112-119    CALL DESK
*AM-FL      [     ]        Aaa/AAA      20.000%   9.87   119-119    CALL DESK
*AJ-FL      [     ]        Aaa/AAA      11.375%   9.87   119-120    CALL DESK
*B            52.6         Aa2/AA        9.500%   9.95   120-120    S+36A
SUBJECT
*C            28.1         Aa3/AA-       8.500%   9.95   120-120    S+39A
SUBJECT
*D            38.6         A2/A          7.125%   9.95   120-120    S+45A
SUBJECT
*E            28.1         A3/A-         6.125%   9.95   120-120    S+49A
SUBJECT
*F            38.6         Baa1/BBB+     4.750%   9.95   120-120    S+80A
SUBJECT
*G            28.1         Baa2/BBB      3.750%   9.95   120-120    S+90A    50%
*H            28.1         Baa3/BBB-     2.750%  10.09   120-143    S+110A   50%
*X          2807.1**       Aaa/AAA      ~ 90 MM Proceeds   *** RESTRUCTURING TO
PAC/LEV ***

*     Subject to rule 144A
**    Notional Balance
***   The sizes of A4, AM, and AJ will be determined by market demand **** Final
      Pricing may be in 1/2bp increments

Expected Timing:
 - Launch & Price:                Week of March 5
 - Settlement:                    March 29

STATEMENT REGARDING FREE WRITING PROSPECTUS

The depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.
Alternatively, the depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus you request it by calling toll free 1-866-803-9204.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The Information in this free writing prospectus is preliminary and is subject to completion or change.

The Information in this free writing prospectus supersedes information contained in any prior similar free writing prospectus relating to these securities prior to the time of your commitment to purchase.

This free writing prospectus is not an offer to sell or solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

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contact your BSC rep for further info. Trade recaps for your information

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*******************************************************************************
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